Exhibit 99.1

FOR IMMEDIATE RELEASE
American Realty Capital Properties
Announces Monthly Series F Preferred Stock Dividend for March 2015
Phoenix, AZ, February 17, 2015 - American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the authorization of its board of directors, it will pay a monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing February 15, 2015 through March 14, 2015, on March 16, 2015. Holders of Series F Preferred Stock on March 1, 2015 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360-day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.1395833 per 30-day month.
About ARCP
ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs. ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.
Forward-Looking Statements
The forward-looking information set forth herein is subject to various assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking information, including ARCP’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts, the developments disclosed in this press release, the timing and definitive findings of the Audit Committee’s investigation and whether any additional accounting errors or other issues are identified, the timing and impact on ARCP’s previously reported net loss and AFFO of the refiling of ARCP’s financial statements, negative reactions from ARCP’s creditors, stockholders or business partners to the findings of the Audit Committee’s investigation or the refiling of its financial statements, the results of the reevaluation of ARCP’s internal controls over financial reporting and disclosure controls and procedures and the timing and expense of any necessary remediation of control deficiencies and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Audit Committee’s investigation or ARCP’s refiling of its financial statements. All of the forward-looking statements made herein are qualified by the above cautionary statements and those made in the “Risk Factors” section of ARCP’s Annual Report on Form 10-K for the year ended December 31, 2013 and ARCP’s other filings with the U.S. Securities and Exchange Commission (the “SEC”). Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.
Investor Contact:
Bonni Rosen
212-590-3940